As filed with the Securities and Exchange Commission on October 13, 2020

File No. 333-248400

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4

Registration Statement

under

the Securities Act of 1933

ENOVA INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	45-3190813
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

175 West Jackson Blvd. Chicago, Illinois	60604
(Address of principal executive offices)	(Zip Code)

On Deck Capital, Inc. 2014 Equity Incentive Plan

(Full Title of Plans)

Sean Rahilly

General Counsel and Secretary

Enova International, Inc.

175 West Jackson Blvd.

Chicago, Illinois 60604

(312) 568-4200

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Michael A. Nemeroff

Shelby E. Parnes

Vedder Price P.C.

222 N. LaSalle Street

Chicago, IL 60601

(312) 609-7500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $0.0001 per share	419,291 shares	—	—	—

(1)

This Post-Effective Amendment No. 1 on Form S-8 covers up to 419,291 shares (“Shares”) of common stock of Enova International, Inc. (“Enova”) issuable with respect to certain restricted stock units (including certain performance-vested restricted stock units) outstanding under the On Deck Capital, Inc. 2014 Equity Incentive Plan that were assumed by Enova. Such Shares were previously registered on Enova’s Registration Statement on Form S-4 (Registration No. 333-248400) that was initially filed on August 25, 2020 (the “Registration Statement”) to which this post-effective amendment relates.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares of or rights with respect to Enova’s common stock as may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement.

EXPLANATORY NOTE

Pursuant to a registration statement on Form S-4 initially filed on August 25, 2020 and declared effective on September 8, 2020, Enova International, Inc. (the “Enova”) registered the offer and sale of 6,004,016 shares of its common stock (the “Shares”) in connection with the merger (the “Merger”) of a wholly owned subsidiary of Enova with and into On Deck Capital, Inc. (“OnDeck”), with OnDeck continuing as the surviving corporation and an indirect wholly owned subsidiary of Enova. At the effective time of the Merger, each outstanding OnDeck restricted stock unit award held by an employee of OnDeck or any subsidiary of OnDeck, including certain performance-vested restricted stock units where the performance period has ended and that remain solely subject to time-based vesting on or prior to the effective time (each, an “OnDeck RSU”), is being assumed and converted automatically into a time vesting restricted stock unit award that, subject to vesting, will be settled for a number of Shares as determined pursuant to the merger agreement governing the Merger. This Post-effective Amendment No. 1 on Form S-8 covers the Shares that are issuable pursuant to OnDeck RSUs originally granted under the OnDeck 2014 Equity Incentive Plan that were assumed and converted into restricted stock units that settle in Shares as a result of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing information specified by Part I of Form S-8 will be sent or given to participants, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

The following documents that Enova has filed with the Commission under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) (File No. 001-35503) are incorporated by reference into this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 27, 2020;

•	Definitive proxy statement dated April 2, 2020 for the 2020 annual meeting of Enova stockholders, filed on April 4, 2020;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed on May 5, 2020;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed on July 29, 2020;

•	Current Reports on Form 8-K filed on May 13, 2020, July 28, 2020, July 30, 2020, September 10, 2020, September 11, 2020 and October 13, 2020; and

•

The description of Enova’s common stock contained in Enova’s Registration Statement on Form 8-A filed with the Commission, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by Enova pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL, or (4) from which the director derived an improper personal benefit.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Each of the registrants incorporated in Delaware may, in their discretion, similarly indemnify their employees and agents.

Enova’s Amended and Rested Certificate of Incorporation (the “Enova Certificate of Incorporation”) provides that a director shall not be liable to Enova or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The Enova Certificate of Incorporation also provides that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an Enova director, officer, employee or agent or is or was serving at Enova’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by Enova to the fullest extent permitted by the DGCL. This right to indemnification also includes the right to be paid the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.

The Enova Certificate of Incorporation provides that Enova may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Enova, or is or was serving at Enova’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not Enova would have the power to indemnify such person against such liability under the DGCL. Enova has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities.

The foregoing statements are subject to the detailed provisions of the DGCL and to the applicable provisions of the Enova Certificate of Incorporation and Enova’s Amended and Restated Bylaws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Enova International, Inc. (incorporated by reference to Exhibit 3.2 to Enova’s Form 8-K filed with the SEC on November 17, 2017)

4.2	Amended and Restated Bylaws of Enova International, Inc. (incorporated by reference to Exhibit 3.1 to Enova’s Form 8-K filed with the SEC on November 17, 2017).

5.1	Opinion of Vedder Price P.C.**

23.1	Consent of Vedder Price P.C. (included in Exhibit 5.1)**

23.2	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney***

99.1	On Deck Capital, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to Form S-1/A of On Deck Capital, Inc. filed with the SEC on December 4, 2014).

*	Filed herewith.
**	Previously filed.
***	Previously filed (set forth on the signature page to Form S-4 filed August 25, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act, Enova certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on October 13, 2020.

ENOVA INTERNATIONAL, INC.

By:	/s/David Fisher
David Fisher
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment on Form S-8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/David Fisher	Chief Executive Officer and President; Director (principal executive officer)	October 13, 2020
David Fisher

*	Chief Financial Officer (principal financial and accounting officer)	October 13, 2020
Steven E. Cunningham

*	Director	October 13, 2020
Ellen Carnahan

*	Director	October 13, 2020
Daniel R. Feehan

*	Director	October 13, 2020
William M. Goodyear

*	Director	October 13, 2020
James A. Gray

*	Director	October 13, 2020
Gregg A. Kaplan

*	Director	October 13, 2020
Mark P. McGowan

*	Director	October 13, 2020
Mark A. Tebbe

*By:	/s/ David Fisher
Name: David Fisher
Title Attorney-in-Fact